                                        Exhibit 10.1

COCA-COLA PLAZA ATLANTA, GEORGIA
JAMES R. QUINCEY CHAIRMAN & CHIEF EXECUTIVE OFFICER THE COCA-COLA COMPANY		ADDRESS REPLY TO: P.O. BOX 1734 Atlanta, GA 30301 _____________ +1-404 676-9980 FAX: +1-404 598-9980

July 15, 2020

Bradley Gayton
Ann Arbor, Michigan

Dear Bradley,

We are delighted to offer you the position of Senior Vice President, General Counsel, job grade 21, with an effective date of September 1, 2020, pending election to the position by The
Coca-Cola Company Board of Directors. You will report to me. The information contained in this letter provides the terms and compensation details of this position. All payments set forth below are subject to tax and withholding.

•Your principal place of employment will be Atlanta, Georgia.

•Your annual base pay for your new position will be USD 760,000.

•At the next regularly scheduled meeting of the Talent and Compensation Committee following your employment with the Company (October 2020), The Coca-Cola Company management will request special long-term incentive award(s) with approximate value(s) as follows:

•USD 3,820,000 in Restricted Stock Units (RSUs).  The RSUs will vest 15% on December 10, 2021 and 85% on December 10, 2023, provided all required conditions are met.  The number of RSUs will be determined using the 30-calendar day average stock price of The Coca-Cola Company common stock immediately preceding the first of the month in which the award is approved. Dividend equivalents will not be paid during the restriction period. This award is subject to Talent and Compensation Committee approval.  All long-term incentive awards you will receive will be governed solely by the terms of the Company’s long-term incentive plans and agreements that will be provided to you at the time any awards are made.

•You will receive a one-time sign on bonus of USD 500,000 provided as a lump sum cash payment, paid by September 30, 2020. Should you voluntarily terminate employment with the Company for any reason, or if you are terminated as a result of a violation of the Company’s Code of Business Conduct, within 36 months of your initial employment date, you agree to repay these monies in full within 30 days of your separation. If for any reason you do not return such payments, the Company will offset the amount due from any form of compensation due, including but not limited to, salary, bonus, and non-qualified compensation. The terms of this payment will be governed solely by the terms of the enclosed hiring bonuses agreement.

Bradley Gayton
July 15, 2020

•Following Ford Motor Company’s disclosure of 2020 annual incentive results, you will receive a one-time cash payment in 2021 equal to the annual incentive amount you would have earned, but have forfeited, pro-rated for the time you were employed by Ford Motor Company in 2020. The terms of this payment will be governed solely by the terms of the enclosed deferred cash agreement.

•You are eligible for certain relocation benefits, plus an additional discretionary amount of up to $200,000, to cover potential loss on home sale (if any); this additional amount is only payable if loss on home sale exceeds what would otherwise be covered by the relocation policy and is subject to verification. You will be contacted within three business days of your acceptance by your Relocation Manager to review the details of these benefits. Should you voluntarily terminate employment with the Company for any reason, or if you are terminated as a result of a violation of the Company’s Code of Business Conduct, within 36 months of your initial employment date, you agree to repay these monies in full within 30 days. If for any reason you do not return such payments, the Company will offset the amount due from any form of compensation due, including but not limited to, salary, bonus, and non-qualified compensation. The terms of this payment will be governed solely by the terms of the enclosed hiring bonuses agreement.

•You will be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive for your new position is 100% of your annual base pay. Any payment will depend on both the business performance and your personal contributions. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management. As a discretionary program, the performance factors, eligibility criteria, payment frequency, award opportunity levels and other provisions are variable. The plan may be modified from time to time.

•You will be eligible to participate in The Coca-Cola Company’s Long-Term Incentive (LTI) program. Awards are made at the discretion of the Talent and Compensation Committee of the Board of Directors based upon recommendations by Senior Management.  You will be eligible to receive LTI awards within guidelines for the job grade assigned to your position and based upon your leadership potential to impact the Company’s future growth.  As a discretionary program, eligibility criteria, award opportunity levels, the award timing, frequency, size and mix of award vehicles are variable.

•You will be expected to acquire and maintain share ownership at a level equal to two times your base pay. As part of the Company’s ownership expectations, you will have five years, or until December 31, 2025 to comply with this requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Talent and Compensation Committee of the Board of Directors the following February.

Classified -
Classified -
Classified - No Category

Bradley Gayton
July 15, 2020

•You will be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 10,000 annually.

•You will be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•You are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information that will be provided to you soon.

•This letter is provided as information and does not constitute an employment contract.

Bradley, I feel certain that you will find challenge, satisfaction and opportunity in this role as we start our journey together during this time.

Sincerely,

/s/ James Quincey

James Quincey
Chairman and CEO

C: Carl Saunders
Executive Compensation
Executive Services

I, Bradley Gayton, accept this offer

Signature: /s/ Bradley Gayton

Date: July 15, 2020

Classified -
Classified -
Classified - No Category